Exhibit 99.1

Contact:	Arturo Rodriguez
Atari, Inc.
212-726-4234
arturo.rodriguez@atari.com
ATARI, INC. SETTLES FUNIMATION DISPUTE
- Dragon Ball Z(R): Budokai Tenkaichi 3 for Wii(TM) and Playstation(R)2 in Stores Now-
NEW YORK, December 10, 2007 — Atari, Inc. (Nasdaq: ATAR), an interactive entertainment company, announced today that it settled its previously reported dispute with FUNimation Productions Ltd. with respect to an audit of amounts due to FUNimation under certain sublicense agreements and other matters.
Under the terms of the settlement, Atari paid to FUNimation $3.5 million, comprised of a cash payment of approximately $2.7 million and a reduction of $0.8 million in the amount of the recoupable royalty advance made to FUNimation. Atari originally paid FUNimation $10 million in January 2004 to secure the exclusive interactive U.S. rights for the Dragon Ball Z franchise through January 2010. As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, the Company reserved the settlement as of September 30, 2007.
“With this dispute behind Atari, we look forward to continuing our relationship with FUNimation and continuing to deliver to our consumers exciting products from the Dragon Ball Z franchise,” said Curtis G. Solsvig III, Chief Restructuring Officer of Atari, Inc.
Atari’s current release from the Dragon Ball franchise, Dragon Ball Z®: Budokai Tenkaichi 3 for the PlayStation®2 computer entertainment system and for the Wii(TM) is rated T for Teen and is available at retailers across the U.S. for a suggested retail price of $49.95.
Dragon Ball Z: Budokai Tenkaichi 3 is the first Dragon Ball Z title to incorporate online play with the Wii, making it one of this holiday’s must-have fighting titles. Fans playing on the PlayStation 2 system have the option to unlock several more hours of hidden game play with the Disc Fusion System, which requires either Dragon Ball Z: Budokai Tenkaichi 1 or 2 to unlock never-before-seen battles.
Dragon Ball Z: Budokai Tenkaichi 3 features a roster of over 150 playable characters, 30 enormous and varying 3D battle environments, fine-tuned fighting controls for the Wii and revamped audio, including the original Japanese voices. For more information on Dragon Ball Z video games, please visit http://www.atari.com/dragonballz.
About Atari, Inc.
New York-based Atari, Inc. (Nasdaq: ATAR) publishes and distributes interactive entertainment software in the U.S. The Company’s 1,000+ published titles distributed by the Company include hard-core, genre- defining franchises such as Test Drive(R); and mass-market and children’s franchises such Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), an interactive games publisher in Europe. For more information, visit http://www.atari.com.
Safe Harbor Statement

With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause actual occurrences to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.
© 2007, Atari, Inc. All rights reserved. ATARI and the ATARI logo are trademarks or registered trademarks of Atari Interactive, Inc. or its affiliates.
“PlayStation” and the “PS” Family logo are registered trademarks of Sony Computer Entertainment Inc.
Wii and the Wii logo are trademarks of Nintendo. © 2006 Nintendo.
The ESRB rating icons are registered trademarks of the Entertainment Software Association.
All other trademarks are the property of their respective owners.